                                                           Item 7, Exhibit No. 2

                                VOTING AGREEMENT
                                       AND
                                IRREVOCABLE PROXY

         VOTING AGREEMENT (this "Agreement"), dated as of July 20, 2003, by and among Eastman Kodak Company ("Purchaser"), a New Jersey corporation, Peach Acquisition, Inc. ("Acquisition Sub"), a Delaware corporation and a wholly owned subsidiary of Purchaser, and each of the individuals listed on the signature pages hereto (each, in his or her capacity as stockholder of PracticeWorks, Inc. (the "Company"), a "Stockholder", and collectively, the "Stockholders").

         WHEREAS, each of the Stockholders is, as of the date hereof, the beneficial owner of the shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, a Delaware corporation, and options to purchase the Common Stock ("Options") of the Company, all as set forth on Schedule I hereto;

         WHEREAS, Purchaser, Acquisition Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), which provides, among other things, for the acquisition of the Company by merger of Acquisition Sub with and into the Company upon the terms and subject to the conditions set forth in the Plan (the "Merger"); and

         WHEREAS, as a condition to the willingness of Purchaser and Acquisition Sub to enter into the Plan, and in order to induce Purchaser and Acquisition Sub to enter into the Plan, the Stockholders have agreed (each in his or her capacity as a stockholder of the Company) to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Purchaser and Acquisition Sub of the Plan and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan):

         SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder, represents and warrants to Purchaser and Acquisition Sub, severally and not jointly, as follows:

         (a) Stockholder is (i) the owner of record of, or (ii) the sole manager or general partner of the limited liability company or partnership which is the record owner of, or (iii) the trustee of the trust that is the record holder of, and Beneficially Owns (as defined below) and has good and valid title to, the shares of Common Stock set forth opposite his or her name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances, security interests, options, charges and restrictions of any kind. Except as otherwise set forth on
Schedule I attached hereto, such Stockholder does not Beneficially Own any other shares of capital stock or other voting securities of the Company. Stockholder has the sole right to dispose of and vote the shares of Common Stock and any shares such Stockholder may acquire, whether upon exercise of any Option or otherwise (collectively, the "Shares"), and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares Beneficially Owned by such Stockholder, except as set forth in this Agreement.

         "Beneficially Own" means that the Stockholder has such ownership, control or power to direct the voting or investment with respect to, or to legally act with respect to the ownership of, shares of Common Stock, including pursuant to any agreement, arrangement or understanding, whether or not in writing or otherwise beneficially owned as provided in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 ("Exchange Act").

         (b) Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of any entity or entities on whose behalf Stockholder acts in his or her non-individual capacity (the "Entities"). This Agreement has been duly executed and delivered by Stockholder and constitutes his or her valid and binding obligation and, as applicable, the valid and binding obligation of the Entities enforceable against Stockholder and applicable Entities in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar law affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (c) The execution and delivery of this Agreement do not, and compliance with the terms hereof will not: (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon the Shares Beneficially Owned under any provision of any applicable trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, or instrument, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or the Entities or any of the Shares Beneficially Owned, except for such conflicts, violations, breaches, defaults or other occurrences which, individually or the aggregate, have not had and would not reasonably be expected to prevent, limit or materially delay the ability of Stockholder to perform his or her obligations under this Agreement.

         (d) Neither the execution, delivery and performance of this Agreement by the Stockholder or the Entities, nor such person's involvement in the consummation of the transactions contemplated by the Plan (the "Transactions"), will require any consent, approval, authorization, order or permit of, or filing with or notification to any governmental entity, except for (i) applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and (ii) the applicable requirements of state securities laws, takeover laws or Blue Sky laws except where the failure to obtain or make such consent, approval, authorization, order or permit of, or filing with or notification to any governmental authority will not, and would not have reasonably be expected to, prevent, limit or materially delay the ability of Stockholder to perform his or her obligations under this Agreement. If Stockholder is married and the Shares Beneficially Owned by the Stockholder are jointly held or constitute community property and spousal or other approval is necessary to make this Agreement valid and binding, this Agreement has been duly executed and delivered by, and, constitutes a valid and binding agreement of, such Stockholder's spouse enforceable against such spouse in accordance with its terms. If this Agreement is being executed by Stockholder in a capacity under
(ii) or (iii) of Section 1(a), the Stockholder has full power and authority to enter into this Agreement.

         SECTION 2. Transfer of the Shares. Each of the Stockholders hereby agrees that at all times during the period commencing with the execution and delivery of this Agreement until the Effective Time or termination of this Agreement, the Stockholder shall not cause or permit any Transfer (as defined below) of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have
(i) executed a counterpart of this Agreement and a proxy substantially in the form attached hereto as Exhibit A (the "Proxy"), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

         A Stockholder shall be deemed to have effected a "Transfer" of Shares if he or she directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein, or (c) takes any action or suffers to be taken any action which would result in the transfer of such Shares by operation of law or court order.

         Each of the Stockholders hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Effective Time or the termination of this Agreement, he or she shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any stockholder agreement or similar arrangement or commitment in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

         SECTION 3. Grant of Irrevocable Proxy; Appointment of Proxy.

         (a) Concurrently with the execution of this Agreement, the Stockholder herewith delivers to Purchaser the Proxy, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

         (b) Each Stockholder represents and warrants that any proxies (other than the Proxy given in connection with this Agreement) heretofore given in respect of such Shares by such Stockholder are not irrevocable or, if they are not revoked by the execution and delivery of this Agreement and the Proxy or are irrevocable, that, upon execution and delivery of this Agreement, the valid consent to the revocation of such proxies from the party or parties to whom such proxies were heretofore granted will be obtained, and that any such other proxies are hereby revoked. Each Stockholder understands and acknowledges that the Purchaser is entering into the Plan in reliance upon the execution, delivery and performance of this Agreement by such Stockholder.

         (c) Each Stockholder hereby affirms that the Proxy he or she is delivering is given in connection with the execution of the Plan, and that such Proxy is given to secure the performance of the duties of such Stockholder in accordance with this Agreement. Each Stockholder hereby further affirms that his or her Proxy is coupled with an interest and may under no circumstances be revoked. The Proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the Delaware General Corporation Law. The Proxy shall be valid until termination of this Agreement pursuant to Section 7 hereof.

         SECTION 4. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by Stockholder.

         SECTION 5. Certain Other Agreements. From and after the date of this Agreement until the Effective Time or termination of this Agreement, no Stockholder will, nor will any Stockholder authorize or permit any of his or her affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal described in Section 5.06 of the Plan, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any such acquisition proposal, (iii) engage in discussions with any person with respect to any acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal described in Section 5.06 of the Plan; provided, however, that nothing herein shall prohibit a Stockholder from taking any action in his capacity as a director or officer of the Company to the extent that the failure to take such action could reasonably be expected to subject the Stockholder to liability for breach of his or her fiduciary duties.

         SECTION 6. Further Assurances. Each of the Stockholders shall, upon request of Purchaser or Acquisition Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser or Acquisition Sub to be necessary or desirable to carry out the provisions hereof and to vest in Purchaser the power to vote the Shares as contemplated by
Section 3 hereof.

         SECTION 7. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the termination of the Plan in accordance with its terms or (ii) the Effective Time; provided, however, that Sections 8 and 10 shall survive any termination of this Agreement.

         SECTION 8. Expenses. All fees and expenses incurred by any party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 9. Appraisal. Each Stockholder also agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

         SECTION 10. Miscellaneous.

         (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If no such agreement is reached between the parties, the term or provision which is determined to be invalid, illegal or incapable of being enforced shall nonetheless be enforced to fulfill the intent of the parties to the extent legally permissible.

         (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, assigns and legal representatives, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

         (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the party to be bound thereby.

         (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Purchaser and Acquisition Sub shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity.

         (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given when delivered personally, by telecopy (by equipment providing confirmation of receipt), by nationally-recognized overnight courier, or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

         If to any Stockholder:

                  To the address set forth on Schedule I

         With a copy to:

                  Kilpatrick Stockton LLP
                  1100 Peachtree Street
                  Atlanta, GA  30309
                  Attention:  Reinaldo Pascual, Esq.
                  Telephone:  (404) 815-6500
                  Telecopy No.:  (404) 815-6555


         If to Purchaser or Acquisition Sub:

                  Eastman Kodak Company
                  343 State Street
                  Rochester, NY  14650
                  Attention:  Kenneth K. Doolittle
                  Telephone:  (585) 724-1932
                  Telecopy No.:  (585) 724-9448

         With a copy to:

                  Nixon Peabody LLP
                  Clinton Square
                  P.O. Box 31051
                  Rochester, NY  14603-1051
                  Attention:  Deborah McLean Quinn
                  Telephone:  (585) 263-1307
                  Telecopy No.:  (585) 263-1600

         (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

         (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

         (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

         (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of Purchaser, the Acquisition Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                   PEACH ACQUISITION, INC.


                                   By /s/ Daniel I. Kerpelman
                                     ------------------------------------
                                        Daniel I. Kerpelman, President

                                   EASTMAN KODAK COMPANY


                                   By  /s/ Daniel I. Kerpelman
                                     ------------------------------------
                                       Daniel I. Kerpelman, Senior Vice
                                       President


                    [signatures continued on following page]

                                   STOCKHOLDERS

                                   /s/ Richard E. Perlman
                                    ------------------------------
                                   Richard E. Perlman


                                   /s/ James K. Price
                                   -------------------------------
                                   James K. Price


                                   /s/ James C. David
                                   -------------------------------
                                   James C. Davis


                                   /s/ James A. Cochran
                                   -------------------------------
                                   James A. Cochran


                                   /s/ C. Lamar Roberts
                                   -------------------------------
                                   C. Lamar Roberts


                                   /s/ William R. Jellison
                                   -------------------------------
                                   William R. Jellison


                                   /s/ Raymond H. Welsh
                                   -------------------------------
                                   Raymond H. Welsh


                                   /s/ William A. Shutzer
                                   -------------------------------
                                   William A. Shutzer


                                   /s/ J. Thomas Presby
                                   -------------------------------
                                   J. Thomas Presby

                                                           Item 7, Exhibit No. 2

                                   SCHEDULE I
                                       TO
                           VOTING AND PROXY AGREEMENT

     NAME AND NOTICE ADDRESS                     SHARES         OPTIONS
     -----------------------                     ------         -------
Richard E. Perlman                               348,735        800,508
120 E. 79th Street,
New York, NY  10021

James K. Price                                   456,606        800,750
4418 Club Drive
Atlanta, GA  30319

James C. Davis                                   266,139        434,620
3564 Tuxedo Road
Atlanta, GA  30305

C. Lamar Roberts                                   2,865        301,347
2710 Misty Morning Lane
Roswell, GA  30076

James A. Cochran                                   4,719        258,972
2552 Berwicke Walk
Snellville, GA  30078

William R. Jellison                               15,000         30,000
c/o Dentsply International
570 West College Avenue
York, PA  17404

Raymond H. Welsh                                  58,256         49,010
c/o UBS Financial Services, Inc.
1735 Market Street, 36th Floor
Philadelphia, PA  19103

William A. Shutzer                               169,500         37,500
c/o Lehman Brothers
399 Park Avenue, 9th Floor
New York, NY  10022

J. Thomas Presby                                     -0-         27,500(1)
Six Holton Lane
Essex Falls, NJ  07021

-----------------------------
(1) Held by J. Thomas Presby, LLC

                                    EXHIBIT A

                                IRREVOCABLE PROXY

         The undersigned stockholder of Peach Inc., a Delaware corporation (the "Company"), hereby irrevocably, to the fullest extent permitted by law, appoints Kipling Company and any executive officer thereof as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on Schedule I to the Voting Agreement of even date herewith by and between Purchaser and the undersigned stockholder ("Voting Agreement"). Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

         This Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Purchaser entering into that certain Agreement and Plan of Merger (the "Plan"), by and among Purchaser, Peach Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Acquisition Sub"), and the Company, which provides for the merger of Acquisition Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Plan shall have been validly terminated pursuant to its terms or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Plan.

         The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval of the Merger and the adoption and approval of the Plan, and in favor of each of the other actions contemplated by the Plan and any action required in furtherance thereof; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Plan; (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Plan): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Plan; and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

         The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

         This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:  July _20_, 2003                 ________*________________
                                        Print Name: ______________

         *Executed by each of the following individuals:

                                      Richard E. Perlman
                                      James K. Price
                                      James C. Davis
                                      James A. Cochran
                                      C. Lamar Roberts
                                      William R. Jellison
                                      Raymond H. Welsh
                                      William A. Shutzer
                                      J. Thomas Presby